EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan of Lam Research Corporation of our reports dated August 13, 2015, with respect to the consolidated financial statements and schedule of Lam Research Corporation and the effectiveness of internal control over financial reporting of Lam Research Corporation included in its Annual report (Form 10-K) for the year ended June 28, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

San Jose, California

November 5, 2015